CERTIFICATE OF TRUST

This Certificate of Trust of Principal Exchange-Traded Funds (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as Trustee of the Trust and not individually, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §§ 3801 et seq.) (the "Act").

1.	Name. The name of the statutory trust formed hereby is Principal Exchange-Traded Funds.

2.
Registered Agent. The business address of the registered office of the Trust in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington DE 19808. The name of the Trust's registered agent at such address is Corporation Service Company.

3.	Effective Date. This Certificate of Trust shall be effective upon the date and time of filing in the Office of the Secretary of State of the State of Delaware.

4.
Investment Company. The Trust is or will become a registered investment company under the Investment Company Act of 1940, as amended, prior to or within 180 days following the first issuance of beneficial interests.

5.
Series. Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a "Series").

6.
Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or any other Series and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series shall be enforceable against the assets of such Series.

IN WITNESS WHEREOF, the undersigned being th sole initial Trustee of the Trust, has executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act as of this 5th day of March, 2013.

/s/ Michael J. Beer_______________________
Michael J. Beer
as Trustee and not individually